Proxy Statement Pursuant to Section 14(a) of the
                Securities Exchange Act of 1934 (Amendment No.  )

     Filed by the registrant [X]
     Filed by a party other than the registrant
     Check the appropriate box:
           Preliminary proxy statement
           Confidential, for use of the Commission only
           (as permitted by Rule 14a-6(e)(2))
     [X}   Definitive proxy statement
           Definitive additional materials
           Soliciting material pursuant to Rule 14(a)-11(c) or Rule 14a-12

     TDK Mediactive, Inc., f/k/a Sound Source Interactive, Inc.
     (Name of Registrant as Specified in Its Charter)

                Board of Directors of TDK Mediactive, Inc.,
                  f/k/a Sound Source Interactive, Inc.
                (Name of Person(s) Filing Proxy Statement)

Payment of filing fee (Check the appropriate box):

    [X]   No fee required
          Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

          (1) Title of each class of securities to which transaction applies:

          (2)     Aggregate number of securities to which transaction applies:

          (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

          (4)     Proposed maximum aggregate value of transaction:


          (5)     Total fee paid:


      Fee paid previously with preliminary materials:



      Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

          (1)     Amount previously paid:


          (2)     Form, Schedule or Registration Statement No.:


          (3)     Filing party:


          (4)     Date filed:

                           TDK MEDIACTIVE, INC.

               NOTICE OF 2000 ANNUAL MEETING OF STOCKHOLDERS
                    To be held on February 12, 2001

To the Stockholders of TDK Mediactive, Inc.:

     The 2000 Annual Meeting of Stockholders of TDK Mediactive, Inc. (the "Company") will be held on February 12, 2001 at 10:00 a.m. local time at the Company's offices at 26115 Mureau Road, Suite B, Calabasas, California 91302, for the following purposes:

     1. To elect five directors of the Board of Directors of the Company, each to hold office for a term ending in December 2001 or when their successors are duly elected and qualified;

     2. To ratify the appointment of BDO Seidman, LLP as the Company's independent auditors for the fiscal year ended March 31, 2001; and

     3. To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

     Only stockholders of record as shown on the books of the Company at the close of business on January 17, 2001, the record date and time fixed by the Board of Directors, will be entitled to vote at the Annual Meeting and any adjournment thereof.

     In this package you will find the Proxy, Notice of Annual Meeting, Proxy Statement and our Annual Report for the year ended June 30, 2000. All stockholders are cordially invited to attend the meeting.

                                 By Order of the Board of Directors

January 17, 2001                 Eugene Code
Calabasas, California            Secretary


PLEASE SIGN, DATE AND RETURN YOUR PROXY AS SOON AS POSSIBLE IN THE ENCLOSED ENVELOPE, WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING IN PERSON. STOCKHOLDERS WHO ATTEND THE ANNUAL MEETING MAY REVOKE THEIR PROXIES AND VOTE IN PERSON IF THEY DESIRE.

                         TDK MEDIACTIVE, INC.
                     26115 Mureau Road, Suite B
                    Calabasas, California  91302

                             ---------
                          PROXY STATEMENT

                             ----------
                        GENERAL INFORMATION

SOLICITATION OF PROXIES

     This Proxy Statement is furnished to holders of the common stock, par value $.001 per share (the "Common Stock"), of TDK Mediactive, Inc., a Delaware corporation (the "Company"), which was formerly known as Sound Source Interactive, Inc., in connection with the solicitation by the Company's Board of Directors of proxies for use at the Company's 2000 Annual Meeting of Stockholders (the "Annual Meeting") to be held on February 12, 2001 at 10:00 a.m. local time at the Company's offices at 26115 Mureau Road, Suite B, Calabasas, California 91302, and any and all adjournments thereof. The purpose of the Annual Meeting and the matters to be acted on there are set forth in the accompanying Notice of Annual Meeting of Stockholders.

     Solicitations of proxies will be made by preparing and mailing the Notice of Annual Meeting of Stockholders, Proxy Statement and proxy to stockholders of record as of the close of business on January 17, 2001. These materials are expected to be first mailed to stockholders on or about January 19, 2001. The cost of making the solicitation includes the cost of preparing and mailing the Notice of Annual Meeting of Stockholders, Proxy Statement and proxy and the payment of charges imposed by brokerage houses and other custodians, nominees and fiduciaries for forwarding documents to stockholders. In certain instances, officers of the Company may make special solicitations of proxies either in person or by telephone. Expenses incurred in connection with special solicitations are expected to be nominal. The Company will bear all expenses incurred in connection with the solicitation of proxies for the Annual Meeting.

VOTING AND REVOCATION OF PROXIES

     A stockholder giving a proxy on the enclosed form may revoke it at any time prior to the actual voting at the Annual Meeting by filing written notice of the termination of the appointment with an officer of the Company, by attending the Annual Meeting and voting in person or by filing a new written appointment of a proxy with an officer of the Company. The revocation of a proxy will not affect any vote taken prior to the revocation.

     Unless a proxy is revoked or there is a direction to abstain on one or more proposals, it will be voted on each proposal and, if a choice is made with respect to any matter to be acted upon, in accordance with such choice. If no choice is specified, the proxies intend to vote the shares represented thereby to approve Proposal Nos. 1 and 2 as set forth in the accompanying Notice of Annual Meeting of Stockholders, and in accordance with their best judgment on any other matters that may properly come before the Annual Meeting.

VOTING AT THE MEETING

     Only stockholders of record at the close of business on January 17, 2001 are entitled to notice of and to vote at the Annual Meeting or any adjournments thereof. On January 17, 2001, there were outstanding 22,578,796 shares of Common Stock. Each share of Common Stock is entitled to one vote on the matters to be presented at the Annual Meeting.

     A majority of the votes entitled to be cast on matters to be considered at the Annual Meeting, present in person or by proxy, will constitute a quorum at the Annual Meeting. If a share is represented for any purpose at the Annual Meeting, it is deemed to be present for all other matters. Abstentions and broker nonvotes will be counted for purposes of determining the presence or absence of a quorum. "Broker nonvotes" are shares held by brokers or nominees which are present in person or represented by proxy, but which are not voted on a particular matter because instructions have not been received from the beneficial owner. Under applicable Delaware law, the effect of broker nonvotes on a particular matter depends on whether the matter is one as to which the broker or nominee has discretionary voting authority. The effect of broker nonvotes on the specific items to be brought before the Annual Meeting is discussed under each item.

     A list of those stockholders entitled to vote at the Annual Meeting will be available for a period of ten days prior to the Annual Meeting for examination by any stockholder at the Company's principal executive offices, 26115 Mureau Road, Suite B, Calabasas, California 91302, and at the Annual Meeting.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth, as of January 17, 2001, information concerning the beneficial ownership of the Common Stock of the Company by (i) each person who is known by the Company to own beneficially more than five percent of the Company's Common Stock, (ii) each director of the Company, and
(iii) all directors and executive officers of the Company as a group. Where the persons listed have the right to acquire additional shares of Common Stock through the exercise of options or warrants within 60 days, such additional shares are deemed to be outstanding for the purpose of computing the percentage of outstanding shares owned by such persons, but are not deemed to be outstanding for the purpose of computing the percentage ownership interests of any other person. Unless otherwise indicated, each of the persons shown in the table below has sole voting and investment power with respect to the shares beneficially owned.


   Shares               Name and Address
Beneficially                  of
   Owned                Beneficial Owner (1)     Shares         Percent
--------------          ---------------------  -----------      -------
CURRENT DIRECTORS

Kenichi Aoshima                                         0            0%
Vincent J. Bitetti                              1,284,634 (2)     5.68%
Masatoshi Shikanai                                      0            0%
Shin Tanabe                                             0            0%
John T. Wholihan                                   17,000 (3)        0%

OTHER NAMED EXECUTIVES

Tanya Baker                                        21,250 (4)        0%

All directors and executive
officers as a group (5)                         1,394,557 (6)     6.17%

OTHER BENEFICIAL OWNERS

Louis A. Habash                                 1,140,000 (7)     5.05%
TDK U.S.A. Corporation                         16,667,000 (8)    73.82%
TDK Corporation                                16,667,000 (8)    73.82%

*          Less than 1%

(1) The address of Vincent J. Bitetti, John T. Wholihan and Tanya Baker is 26115 Mureau Road, Suite B, Calabasas, California 91302. The address of Masatoshi Shikanai and Shin Tanabe is Z.I. Bommelscheuer P.O. Box 120 L-4902 Bascharage, Grand Duchy of Luxembourg. The address of Kenichi Aoshima is 901 Franklin Avenue, Garden City, N.Y. 11530. The address of Louis A. Habash is 5075 Spyglass Hill Drive, Las Vegas, Nevada 89122. The address of TDK U.S.A. Corporation is 901 Franklin Avenue, Garden City, N.Y. 11530. The address of TDK Corporation is 1-13-1, Nihonbashi, Chuo-ku, Tokyo 103 Japan.

(2) Includes 50,000 shares of Common Stock issuable to Mr. Bitetti under presently exercisable options. Also includes 100,000 shares of Common Stock which Eric H. Winston is entitled to acquire from Mr. Bitetti pursuant to a presently exercisable option. On September 8, 2000, Vincent
     J. Bitetti granted TDK U.S.A. Corporation an irrevocable proxy to vote all shares of capital stock of the Company then owned or thereafter acquired by Mr. Bitetti, subject to certain limitations.

(3) Includes 15,000 shares of Common Stock issuable upon exercise of presently exercisable options. Excludes 83,472 shares vested to such director's account under the 1999 Director Stock Plan, as to which such director disclaims beneficial ownership.

(4) Includes 21,250 shares of Common Stock issuable upon exercise of presently exercisable options.

(5)  Includes 8 persons.

(6) Includes 6,673 shares of Common Stock issuable to Eugene Code upon exercise of presently exercisable options, 30,000 shares of Common Stock owned by the Company's Chief Financial Officer, Martin G. Paravato, and 35,000 shares of Common Stock issuable to Mr. Paravato upon exercise of presently exercisable options.

(7) Based on information set forth in the Schedule 13D filed by ASSI, Inc. with the Securities and Exchange Commission on April 11, 1998, all such Common Stock is owned of record by ASSI, Inc., of which Mr. Habash is the sole beneficial owner.

(8) Based on information set forth in the Schedule 13D filed jointly by TDK Corporation and TDK U.S.A. Corporation with the Securities and Exchange Commission on September 21, 2000 and information set forth in the
     Schedule 13D/A filed jointly by TDK Corporation and TDK U.S.A. Corporation with the Securities and Exchange Commission on December 7, 2000, such shares are owned of record by TDK U.S.A. Corporation, which is a wholly owned subsidiary of TDK Corporation. Excludes all shares of Common Stock beneficially owned by Vincent J. Bitetti, as to which Mr. Bitetti has granted TDK U.S.A. Corporation an irrevocable proxy.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     On September 8, 2000, the Company and TDK U.S.A. Corporation, a New York corporation ("TUC"), which is a wholly owned subsidiary of TDK Corporation, a publicly traded Japanese corporation ("TDK"), entered into a common stock purchase agreement (the "Purchase Agreement"). Pursuant to the Purchase Agreement, on September 11, 2000, TUC acquired 4,750,000 shares of the Company's Common Stock for an aggregate purchase price of $1,425,100, and on November 27, 2000, TUC acquired an additional 11,917,000 shares of Common Stock for an aggregate purchase price of $3,575,000 (the "Subsequent Closing"). Thus, pursuant to the Purchase Agreement, TUC has purchased a total of 16,667,000 shares of Common Stock at a purchase price of $.30 per share and an aggregate purchase price of $5,000,100. Also contemporaneous with the Subsequent Closing, on November 27, 2000, Richard Azevedo, Mark A. James and Samuel L. Poole each resigned as directors of the Company, and the resulting vacancies were filled by the appointment by the remaining directors of nominees designated by TUC. TUC now owns approximately 74% of the outstanding Common Stock, and accordingly has the ability to elect the Company's entire Board.

     On September 8, 2000, in connection with the Purchase Agreement, Vincent
J. Bitetti granted TUC an irrevocable proxy to vote, or to execute and deliver written consents or otherwise to act with respect to, all shares of capital stock of the Company then owned or thereafter acquired by Mr. Bitetti (the "Proxy"). The voting rights contained in the Proxy, however, contain the limitation that for so long as the Underwriting Agreement referred to below remains in effect, TUC may not vote Mr. Bitetti's stock in connection with the election of directors of the Company or any other matters covered by the Underwriting Agreement. Furthermore, the Proxy provides that after the Subsequent Closing, which occurred on November 27, 2000, TUC may not vote the stock of Mr. Bitetti unless TUC's stockholding percentage in the Company is reduced to 50% or less.

     Although the Company utilizes several international distributors actively to promote and sell the Company's English language products throughout most of the English speaking countries, the majority of international business is conducted via a Republishing and Distribution agreement with TDK Recording Media Europe S.A., a Luxembourg corporation and wholly owned subsidiary of TDK ("TRE") to distribute its software titles throughout Europe and other territories. The Company signed an expanded worldwide agreement with TRE on February 28, 2000. Under the terms of the TRE agreement, the Company is paid a republishing fee on each product sold. During the two years ended June 30, 2000, the Company received $5,527,000 from TRE under such agreements. All costs of localization of the product, product boxes and collateral materials, as well as all costs or replication, marketing, warehousing and fulfillment, are borne by TRE. The success of the localization is dependent upon the international appeal of certain of the Company's products, growth of the interactive software market internationally, the ability of the republishing partners to successfully localize and market the products and the ability of the Company to continue to obtain licenses with worldwide appeal.

     Pursuant to the Underwriting Agreement (the "Underwriting Agreement") dated July 1, 1996 pertaining to the Company's initial public offering, the Company granted the underwriters for such offering, The Boston Group, L.P. and Joseph Stevens & Co., L.P., each the right to nominate from time to time one director of the Company or to have an individual designated thereby attend all Board meetings as a nonvoting advisor. In addition, Vincent J. Bitetti and Eric H. Winston agreed to vote all of their Common Stock in favor of the two director nominees selected by the underwriters. The voting agreement with the underwriters will terminate on July 8, 2001. Effective November 20, 1997, Joseph Stevens & Co., L.P. assigned to The Boston Group, L.P. it director nomination rights under the foregoing agreement. The Boston Group, L.P. has declined to exercise its right of nomination with respect to the pending solicitation of proxies.


                        ELECTION OF DIRECTORS
                          (Proposal No. 1)

GENERAL INFORMATION

     Directors are elected to serve a term ending on the date of the next annual meeting of stockholders. Directors being elected at the Annual Meeting will serve until the Company's next annual meeting of stockholders, which is currently scheduled to be held in the spring of 2002, or until their successors have been duly elected and qualified.

     The Bylaws of the Company provide that the Company is authorized to have seven directors. The Company is currently seeking to identify two additional persons to serve as directors. At such time as such persons are identified and consent to serve as directors, it is anticipated that they will be appointed to fill the two existing vacancies on the Board of Directors.

VOTE REQUIRED

     The five nominees receiving the highest number of affirmative votes of the shares present in person or represented by proxy and entitled to vote for them, a quorum being present, shall be elected as directors. Only votes cast for a nominee will be counted, except that the accompanying proxy will be voted for all nominees in the absence of instruction to the contrary. Abstentions, broker nonvotes and instructions on the accompanying proxy to withhold authority to vote for one or more nominees will result in the respective nominees receiving fewer votes. However, the number of votes otherwise received by the nominee will not be reduced by such action.

                  THE BOARD RECOMMENDS A VOTE "FOR"
           THE ELECTION OF EACH OF THE DIRECTOR NOMINEES NAMED BELOW.

INFORMATION REGARDING NOMINEES

     All nominees have consented to serve if elected, but if any becomes unable to serve, the persons named as proxies may exercise their discretion to vote for a substitute nominee. The stockholders have previously elected director nominees Vincent J. Bitetti and John T. Wholihan. The remaining director nominees were appointed as directors on November 27, 2000 to fill the existing vacancies on the Board of Directors. The name, age, business experience and offices held by each director nominee are as follows:

     Kenichi Aoshima, age 55, has been the President and a director of TUC since 1995. Mr. Aoshima has been a director of the Company since November 2000.

     Vincent J. Bitetti, age 45, founded Sound Source Interactive, Inc., a California corporation, now known as "TDK Mediactive, Inc." (the "Subsidiary"), in 1989 and served as the President of the Subsidiary from its formation. For the period from the acquisition by the Company of the Subsidiary in 1994 until November 12, 1999, Mr. Bitetti served as the Chairman of the Board and Chief Executive Officer and as a director of both the Company and the Subsidiary. Effective November 12, 1999, Mr. Bitetti resigned as Chairman of the Board of the Company. Mr. Bitetti has been a director and the Chief Executive Officer of the Company since 1994.

     Masatoshi Shikanai, age 51, has been the President of TRE since April 1999. He served as TRE's Executive Vice-President, General Manager of Sales Division from April 1995 to April 1999, and TRE's Executive Director Corporate Strategies from January 1990 to March 1995. Mr. Shikanai has been a director of the Company since November 2000.

     Shin Tanabe, age 47, has been an Executive Director of TRE since April 1999, where he is responsible for a dedicated business unit for the entertainment software business established in April 1999. He served as TRE's Recording Media Sales Executive Director from June 1995 to March 1999, and TRE's Recording Media Marketing Director from June 1991 to May 1995. Mr. Tanabe has been a director of the Company since November 2000 and the President of the Company since December 19, 2000.

     John T. Wholihan, age 63, has been Dean of the College of Business Administration at Loyola Marymount University since 1984. Previously, he served for five years as an Associate Dean at Bradley University, where he also served as Director of the MBA Program and as Director of the Small Business Institute. During this period, he also taught in the areas of strategic management and international business. He was a Fulbright Scholar in Brazil in 1977. Mr. Wholihan holds a B.S. from the University of Notre Dame, an MBA from Indiana University and a Ph.D. from The American University. He has published numerous articles and other scholarly works. He is a member of several academic associations and honor societies, including the Academy of Management, the Small Business Institute Directors Association, Beta Gamma Sigma and Alpha Sigma Nu. He currently is President of the Western Association of Collegiate Schools of Business. He is past President of the Association of Jesuit Colleges and Universities - Business Deans. He was the founding President of the International Association of Jesuit Business Schools. He is a member of the Rotary Club of Los Angeles, the Financial Executives Institute and the Jonathan Club. He has served on the board of directors of several small companies and currently is a member of the Board of Trustees of the TIP Funds, a family of publicly traded mutual funds. He is the immediate past Chairman of the Board of Notre Dame Academy in Los Angeles. Mr. Wholihan has been a director of the Company since April 1998.

BOARD COMMITTEES

     The Board of Directors currently has appointed four standing committees: the Audit Committee, the Compensation Committee, the Strategic Planning Committee and the Conflicts Committee.

     The Audit Committee currently consists of Messrs. Aoshima, Shikanai and Wholihan. The Audit Committee's purpose is to recommend the appointment of an independent auditor for the Company, review the scope of the audit, examine the auditor's reports, make appropriate recommendations to the Board of Directors as a result of such review and examination and make inquiries into the effectiveness of the financial and accounting functions and controls of the Company. The Board of Directors has adopted a written charter for the Audit Committee.

     The Audit Committee has reviewed and discussed the audited financial statements with management. The Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-KSB for the last fiscal year for filing with the Securities and Exchange Commission. The Audit Committee has discussed with BDO Seidman, LLP the matters required to be discussed by SAS 61. The Audit Committee has received the written disclosures and the letter from BDO Seidman, LLP required by Independent Standards Board Standard No. 1.

     The National Association of Securities Dealers (the "NASD") has adopted regulations that apply to companies whose securities are listed on the Nasdaq Stock Market which govern the composition of such companies audit committees. Generally, these regulations require that an audit committee must consist of three or more "independent" directors. Because the Company's securities are not currently listed on the Nasdaq Stock Market, it is not subject to these requirements. However, the Company intends to comply voluntarily with these requirements as soon as possible. At present, only Mr. Wholihan is "independent" as defined by the NASD. The Company therefore intends to appoint two additional independent directors as soon as appropriate candidates can be identified and agree to serve. When the two additional independent directors are appointed, those persons will replace Messrs. Aoshima and Shikanai on the Audit Committee.

     The Compensation Committee consists of Messrs. Aoshima, Shikanai and Wholihan. It is responsible for reviewing and setting the compensation of executive officers of the Company and for administering the Company's stock option plans.

     The Strategic Planning Committee consists of Messrs. Bitetti, Tanabe and Wholihan. The Strategic Planning Committee is responsible for overseeing the development of the Company's strategic planning process.

     On December 19, 2000, the Board created a Conflicts Committee, which currently consists solely of John T. Wholihan. When the two additional independent directors are appointed to the Board as described above, those persons shall also serve on the Conflicts Committee. The Conflicts Committee will be responsible for evaluating and approving transactions between the Company and TUC and its affiliated entities.

BOARD AND COMMITTEE MEETINGS

     In fiscal 2000, the Board of Directors held four meetings. Board committees met as follows during fiscal 2000: the Compensation Committee did not meet, the Audit Committee met once and the Strategic Planning Committee met once. The total combined attendance for all Board and Committee meetings was 91%. All directors attended at least 91% of the meetings of the Board and of the committees on which they served.

EXECUTIVE COMPENSATION

     The following table sets forth information concerning the compensation of the Company's Chief Executive Officer and its only other employee who received salary and bonus compensation from the Company in excess of $100,000 for the fiscal year ended June 30, 2000 (the "Named Executives").

                       SUMMARY COMPENSATION TABLE

                                        Annual Compensation    Long Term Compensation
Name and                                -------------------  ---------------------------
Principal                Fiscal                               Stock Options   All Other
Position                  Year          Salary      Bonus(1)    (Shares)    Compensation
-----------              -------        ------      --------  ------------- ------------
Vincent J. Bitetti         2000       $290,692     $29,412         0          $24,612
Chief Executive Officer    1999        240,000      12,500         0           23,288
                           1998        210,466      79,000      50,000         22,543

Tanya Baker                2000        100,436           0      10,000         11,858
Vice President of Sales(3) 1999         61,167           0      15,000          4,682

(1) The bonus paid in fiscal 1999 was earned in fiscal 1998. $60,000 of Mr. Bitetti's 1999 bonus was accrued in fiscal 1998.

(2) The amounts in this column consist of the following: (1) personal use of Company car: Mr. Bitetti - $12,000 (2000), $12,000 (1999), $12,000
      (1998); Ms. Baker - $3,200 (2000), $1,400 (1999); (b) life insurance premiums: Mr. Bitetti - $7,333 (2000), $6,358 (1999), $6,143 (1998); (c)
      medical insurance premiums: Mr. Bitetti - $5,279 (2000), $4,930 (1999), $4,400 (1998); Ms. Baker - $8,658 (2000), $3,282 (1999).

(3)   Ms. Baker became an employee of the Company during October 1998.

OPTION GRANTS

     The following table sets forth information regarding grants of options to and exercises of options by the Named Executives during the fiscal year ended June 30, 2000.

                          OPTION GRANT TABLE

                        Number of         Percentage of Total     Exercise
                       Securities         Options Granted to       Base     Expiration
Name                Underlying Options  Employees in Fiscal Year   Price       Date
----                ------------------  ------------------------   -------  ----------
Vincent J. Bitetti         0                      --                 --         --
Tanya Baker              10,000                   11%               $.315     3/1/10

OPTION EXERCISES AND HOLDINGS

     The following table sets forth information concerning each exercise of a stock option during the fiscal year ended June 30, 2000 by each of the Named Executives and the number and value of unexercised options granted by the Company held by each of the Named Executives on June 30, 2000.

         AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                       FISCAL YEAR-END OPTION VALUES

                                         Number of Shares
                                           Underlying
                                           Unexercised          Value of Unexercised
                 Number of              Options at 6/30/00     In-the-Money Options
                  Shares       Value       Exercisable/        at 6/30/00 Exercisable/
Name             Acquired     Realized(1)  Unexercisable             Unexercisable (2)
----            -----------   ----------   ------------------   ----------------------
Vincent J. Bitetti  0          $0            50,000/0             $0/$0
Tanya Baker         0          $0            21,250/3,750         $0/$0

(1) Market value on the date of exercise of shares covered by options exercised, less option exercise price.

(2) Market value of the shares covered by in-the-money options on June 30, 2000, less the option exercise price.

COMPENSATION OF DIRECTORS

     For the fiscal year ending June 30, 2000, each director who was not an employee of the Company was entitled to receive a director's fee of $15,000 per year, and to be reimbursed for out-of-pocket expenses incurred in connection with his attendance at meetings. This amount, however, was reduced to $5,000 per year, effective December 19, 2000. Also, effective as of such date, all employee directors or directors who are not "independent," as such standard is defined under the regulations of the NASD, are entitled to be compensated only by the reimbursement of out-of-pocket expenses incurred in connection with his attendance at meetings. No such fees have been paid since June 1998. Instead, each director of the Company agreed to accept shares of the Company's Common Stock in lieu of cash in payment of the accrued fees and all fees that became payable through June 30, 2000 pursuant to the Company's 1999 Director Stock Plan (the "1999 Director Stock Plan"). The Company paid all of the director fees accrued through June 30, 2000, which totaled $120,000 in the aggregate, in 333,888 shares of its Common Stock. The purchase price for the Common Stock issuable in payment of such director fees was $.3594 per share, which was the fair market value of the Common Stock on December 29, 1999, the date on which the Company's stockholders approved the 1999 Director Stock Plan and the issuance of such 333,888 shares of Common Stock in payment of the director's fees.

     In addition, pursuant to the 1999 Director Stock Plan, each non-employee director is entitled to receive nonqualified stock options to acquire 10,000 shares of Common Stock upon appointment as a director, and to receive nonqualified stock options to acquire an additional 10,000 shares of Common Stock for each additional year that the non-employee director continues to serve on the Board of Directors. Such options previously were granted pursuant to the Company's 1995 Amended and Restated Stock Option Plan (the "1995 Stock Option Plan"). Each option granted to a non-employee director vests and becomes exercisable as to 50 percent of the shares of Common Stock subject to the option on the first anniversary date of the grant and as to the remaining 50 percent on the second anniversary date of the grant, and expires on the earlier of ten years from the date the option was granted, the expiration of the 1995 Stock Option Plan or the 1999 Director Stock Plan, as applicable, or three weeks after the optionee ceases to be a director of the Company. The exercise price of such options is equal to 100 percent of the fair market value of the Common Stock issuable upon exercise of the option on the date on which such options are granted. Each option is subject to the other provisions of the 1995 Stock Option Plan or the 1999 Director Stock Plan, as applicable.

     Options were granted to all of the Company's non-employee directors for the fiscal year ended June 30, 2000. However, directors Kenichi Aoshima, Masatoshi Shikanai and Shin Tanabe all have advised the Company that they do not intend to accept any option grants pursuant to the 1999 Director Stock Plan.

     Each of Richard Azevedo, Mark A. James and Samuel L. Poole resigned as directors of the Company effective as of the Subsequent Closing on November 27, 2000. As of that date, each of such persons held options to purchase shares of Common Stock which were unvested. On August 29, 2000, the Board resolved that the unvested options to purchase 15,000 shares of Common Stock held by each of Richard Azevedo, Mark A. James and Samuel L. Poole would immediately accelerate and vest in full upon consummation of the Subsequent Closing.

EMPLOYMENT AGREEMENT

     The Company has entered into an Employment Agreement with Vincent J. Bitetti dated as of November 27, 2000 (the "Employment Agreement"), pursuant
to which Mr. Bitetti serves as the Company's Chief Executive Officer.   The
Employment Agreement entitles Mr. Bitetti to receive an annual base salary of $253,000 effective November 27, 2000, subject to annual increases in accordance with the Consumer Price Index (the "CPI") commencing on November 27, 2001.

     Pursuant to the Employment Agreement, Mr. Bitetti will be entitled to receive a bonus based upon the Board of Director's evaluation of his performance, including, but not limited to, his performance in achieving certain targets related to revenue, profit, marketing expenses, sales volume, number of new-release product titles, product development schedules and cost control. Pursuant to the Employment Agreement, Mr. Bitetti and the Company agreed to negotiate with one in another in good faith to determine such targets by February 27, 2001. In no event, however, shall the aggregate amount of bonuses payable exceed $150,000 in any full one-year period.

     Pursuant to the Employment Agreement, Mr Bitetti was granted options under the Company's 1995 Stock Option Plan to purchase 500,000 shares of Common Stock, of which options to purchase 125,000 shares vest each year over the four-year term of the Employment Agreement.

     Mr. Bitetti is entitled to receive certain fringe benefits under the Employment Agreement, including use of a Company automobile or automobile allowance, $5,000,000 in life insurance coverage (provided that in no event could the Company be required to pay a premium for such insurance in excess of $7,500 per year) and the right to participate in the Company's customary benefit plans. The Employment Agreement further provides that following the voluntary or involuntary termination of his employment by the Company, Mr. Bitetti would be entitled to two demand registration rights with respect to the Common Stock held by or issuable to him.

     The Employment Agreement terminated the Succession Agreement which was entered into between the Company and Mr. Bitetti dated as of November 12, 1999, and was amended pursuant to an amendment dated as of April 15, 2000 (the "Succession Agreement"). In turn, the Succession Agreement terminated Mr. Bitetti's Third Amended and Restated Employment Agreement, dated as of April 24, 1998 (the "Third Employment Agreement"). The Succession Agreement, however, provides that Mr. Bitetti would remain entitled to receive substantially the same compensation and benefits to which he would have been entitled under the Third Employment Agreement until December 31, 2002. A description of the compensation and benefits that Mr. Bitetti was entitled to receive pursuant to the Third Employment Agreement, and which he remained entitled to receive during the fiscal year ended June 30, 2000 by virtue of the Succession Agreement, is set forth below.

     The Third Employment Agreement entitled Mr. Bitetti to receive annual base salary of $240,000 effective April 27, 1998, subject to annual increases in accordance with the CPI commencing on April 27, 1999.

     Pursuant to the Third Employment Agreement, Mr. Bitetti was entitled to receive a bonus in the following amounts if the Company attained the specified gross revenues for fiscal 2000:

                                               Cumulative
        Gross Revenues                         Cash Bonus
        ---------------                        -----------
          $19,200,000                         $  25,000
           25,600,000                            75,000
           38,400,000                           125,000

     The gross revenue attainment levels required to receive each bonus level for each subsequent fiscal year were to increase by 60% annually.

     Pursuant to the Third Employment Agreement, Mr. Bitetti was entitled to receive a bonus in the following amounts if the Company attained the specified gross profits for fiscal 1999:

                                              Cumulative
         Gross Profits                        Cash Bonus
         -------------                        ----------
          $5,120,000                           $50,000
           5,760,000                            75,000
           6,400,000                           100,000

     The gross profit levels required to receive each bonus level for each subsequent fiscal year were to increase by 60% annually.

     The Third Employment Agreement entitled Mr. Bitetti to receive a bonus in the following amounts if the Company attained the specified levels of pre-tax profitability (defined as annual earnings before interest, taxes, depreciation and amortization divided by gross revenues) for any fiscal year during the term of Mr. Bitetti's employment agreement:


                                              Cumulative
        Pre-Tax Profitability                 Cash Bonus
        ----------------------                ----------
                 10%                         $  50,000
                 15%                           100,000

     For the fiscal year ended June 30, 2000, Mr. Bitetti did not qualify to receive a bonus under any of the three standards described above.

     Mr. Bitetti was entitled to receive certain fringe benefits under the Third Employment Agreement, including use of a Company automobile or automobile allowance, $5,000,000 in life insurance coverage (provided that in no event could the Company be required to pay a premium for such insurance in excess of $7,500 per year) and the right to participate in the Company's customary benefit plans. The Third Employment Agreement further provided that following the voluntary or involuntary termination of his employment by the Company, Mr. Bitetti would be entitled to two demand registration rights with respect to the Common Stock held by or issuable to him. The Third Employment Agreement further provided that if the Company employs a new Chief Executive Officer, Mr. Bitetti's salary could not be less than that of such new Chief Executive Officer, up to a maximum of $300,000.

     In addition, pursuant to the April 15, 2000 amendment to the Succession Agreement, the Company agreed to pay Mr. Bitetti (i) additional compensation of $100,000 during the remainder of calendar year 2000, and (ii) a bonus of $35,000 for each calendar quarter during which the Company realized a profit. No such bonus was earned for the quarter ended June 30, 2000, the first quarter for which Mr. Bitetti was eligible to receive this bonus.

                    RATIFICATION OF INDEPENDENT AUDITORS
                              (Proposal No. 2)

      THE BOARD RECOMMENDS A VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT
          OF BDO SEIDMAN, LLP AS THE COMPANY'S INDEPENDENT AUDITORS FOR
                                 FISCAL 2001.

     The Board of Directors, upon recommendation of its Audit Committee, composed of independent members of the Board, has appointed BDO Seidman, LLP as independent auditors of the Company with respect to its operations for fiscal 2001, and has further directed that management submit such appointment for ratification by the holders of the Common Stock. In taking this action, the members of the Board and the Audit Committee considered carefully BDO Seidman, LLP's reputation in providing accounting services to other companies in the software industry, its independence with respect to the services to be performed, its general reputation for adherence to professional auditing standards and the performance of BDO Seidman, LLP during the audit of the Company's consolidated financial statements for fiscal year 2000. Representatives of the firm will be present at the Annual Meeting to make a statement if they desire to do so and to answer appropriate questions that may be asked by stockholders.

     Stockholder ratification of the selection of BDO Seidman, LLP as the Company's independent auditors is not required by the Company's Bylaws or otherwise. The Board, however, is submitting the selection of BDO Seidman, LLP to the stockholders for ratification as a matter of good corporate practice. Therefore, there will be presented at the Annual Meeting a proposal for the ratification of this appointment, which the Board of Directors believes is advisable and in the best interests of the stockholders. If the appointment of BDO Seidman, LLP is not ratified, the matter of the appointment of independent public accountants will be considered by the Board of Directors.

     On November 29, 1999, Deloitte & Touche LLP ("D&T") resigned as the principal accountant to audit the Company's financial statements. The reports of D & T on the Company's financial statements for years ended June 30, 1998 and 1999 did not contain any adverse opinion or a disclaimer of opinion, and were not qualified or modified as to, audit scope, or accounting principles. D & T's report on the June 30, 1999 financial statements included an explanatory paragraph regarding the Company's ability to continue as a going concern.

     During the Company's fiscal years ended June 30, 1999 and June 30, 1998, and the period subsequent to June 30, 1999 preceding D & T's resignation, there was no disagreement between the Company and D & T on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement, if not resolved to the satisfaction of D & T, would have caused D & T to make a reference to the subject matter of the disagreement in connection with its report on the

Company's financial statements. By letter dated September 10, 1999 (the "Management Letter"), D & T advised the Company and the Audit Committee of the Company's Board of Directors that in planning and performing their audit for the year ended June 30, 1999, they had noted certain matters involving the Company's internal controls and its operations that they considered to be material weaknesses under standards established by the American Institute of Certified Public Accountants. Material weaknesses involve matters coming to their attention in which the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk that misstatements caused by error or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. The following material weaknesses were noted in the Management Letter: production and distribution contracts were not evaluated to determine if the related prepaid royalty asset was realizable; and the recoverability of inventory was not adequately evaluated, and the related inventory reserves were not appropriately adjusted as necessary.

     The Audit Committee discussed each of the material weaknesses described in the Management Letter with D & T. The Company did not disagree with D & T's identification of material weaknesses. The Company subsequently selected BDO Seidman, LLP as successor accountant to audit the Company's financial statements. The Company authorized D & T to respond fully to the inquiries of the successor accountant regarding the matters addressed in the Management Letter.

           SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Based solely upon a review of the copies of the forms furnished to the Company and written representations of the Company's directors and executive officers, the Company believes that all filing requirements applicable to its officers, directors and ten-percent beneficial owners were complied with during fiscal 2000.

     Pursuant to Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Company is required to identify any person who, at any time during fiscal year 2000, was a director of the Company, an executive officer of the Company or its subsidiaries, or a beneficial owner of more than 10% of the Common Stock or any other person who was subject to
Section 16(a) of the Exchange Act with respect to the Company that during fiscal 2000 and failed to file on a timely basis with the Securities and Exchange Commission any report required by Section 16(a) of the Exchange Act, (which reports are on Form 3 (an initial report of beneficial ownership of common stock) and on Form 4 and Form 5 (relating to changes in beneficial ownership of common stock)). Based solely on a review of such Forms 3, 4 and 5, and amendments thereto, furnished to the Company by the reporting persons known to it, as required by Exchange Act Rule 16a-3(e), no reporting person that was required during fiscal 2000 to comply with Section 16(a) of the Exchange Act failed to comply with such requirements, except that Wayne Rogers, a former Company director, filed a Form 5 two days late.

          DEADLINE FOR SUBMISSION OF STOCKHOLDER PROPOSALS FOR 2001

     The rules of the Securities and Exchange Commission permit stockholders of the Company, after notice to the Company, to present proposals for stockholder action in the Company's proxy statement where such proposals are consistent with applicable law, pertain to matters appropriate for stockholder action and are not properly omitted by Company action in accordance with the proxy rules published by the Securities and Exchange Commission. The

Company's 2001 annual meeting of stockholders is expected to be held in the spring of 2002, and proxy materials in connection with that meeting are expected to be mailed on or about February 28, 2002. Stockholder proposals prepared in accordance with the proxy rules must be received by the Company on or before December 1, 2001.

                                  OTHER MATTERS

     The Board of Directors of the Company does not intend to present any business at the Annual Meeting other than the matters specifically set forth in this Proxy Statement and knows of no other business to come before the Annual Meeting. However, on all matters properly brought before the Annual Meeting by the Board or by others, the persons named as proxies in the accompanying proxy will vote in accordance with their best judgment.

     It is important that your shares are represented and voted at the Annual Meeting, whether or not you plan to attend. Accordingly, we respectfully request that you sign, date and mail your Proxy in the enclosed envelope as promptly as possible.

                              BY ORDER OF THE BOARD OF DIRECTORS



                              Eugene Code
                              Secretary

January 17, 2001
TDK Mediactive, Inc.
26115 Mureau Road, Suite B
Calabasas, California  91302

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Martin G. Paravato and Eugene Code, and each of them with full power of substitution, as his or her proxies to represent and vote, as designated below, all of the shares of the Common Stock of TDK Mediactive, Inc., registered in the name of the undersigned on January 17, 2001, with the powers the undersigned would posses if personally present at the 2000 Annual Meeting of Stockholders to be held at the Company's offices at 26115 Mureau Road, Suite B, Calabasas, California 91302 at 10:00 a.m. on February 12, 2001, and at any adjournment thereof, hereby revoking any proxy or proxies previously given.

1.  ELECTION            [ ] FOR all nominees listed  [ ]WITHHOLD AUTHORITY
    OF DIRECTORS:           below (except as marked     to vote for all
                            to the contrary below)      nominees listed below

    (To withhold authority to vote for any individual nominee strike a line through the nominee's name below)

      Kenichi Aoshima     Vincent J. Bitetti     Masatoshi Shikanai
      Shin Tanabe         John T. Wholihan

2. Proposal to ratify the appointment of BDO Seidman, LLP as the Company's independent auditors for fiscal 2001:

    [ ]   For             [ ]   Against            [ ] Abstain

     Discretionary authority is hereby granted with respect to such other matters as may properly come before the Annual Meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS GIVEN, THE PROXY WILL BE VOTED "FOR" ALL NOMINEES FOR DIRECTOR, "FOR" PROPOSAL #2 AND IN THE PROXY'S DISCRETION ON ANY OTHER MATTERS TO COME BEFORE THE MEETING.

Dated:     , _____

                                        -----------------------------------
                                        (Signature)


                                        -----------------------------------
                                        (Second signature)

                                        PLEASE DATE AND SIGN ABOVE exactly as
                                        your name appears at left, indicating
                                        where appropriate, official position
                                        or representative capacity.